Exhibit 10.2

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

OSI SYSTEMS, INC. DEFERRED COMPENSATION PLAN

WHEREAS, the Company adopted the Second Amended and Restated OSI Systems, Inc. Deferred Compensation Plan, effective December 1, 2023 (the “Plan”);

WHEREAS, pursuant to Section 10.2 of the Plan, the Company may amend the Plan at any time and for any reason; and

WHEREAS, the Company now desires to amend the Plan to eliminate the automatic removal of a former spouse or domestic partner as Beneficiary upon dissolution of the Participant’s marriage or partnership and to make certain other clarifying amendments.

NOW, THEREFORE, the Plan is hereby amended effective July 1, 2026, as follows:

1.	Section 6.1(c) of the Plan is amended by deleting the second paragraph thereof and replacing it with the following:

Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries in connection with the Plan. If a Participant is married or has a registered domestic partner and names someone other than his or her spouse or domestic partner, as applicable, as a primary Beneficiary with respect to any portion of his or her Accounts, spousal/partner consent shall be required to be provided in a form designated by the Committee, executed by such Participant’s spouse/partner and returned to the Committee. A Participant may change or revoke a Beneficiary designation by delivering to the Committee a new designation (or revocation). Any designation or revocation shall be effective only if it is received in proper form by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed, but without prejudice to any Employer on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Death Benefit shall be payable (i) to his or her surviving spouse/domestic partner, or (ii) if the Participant is not survived by his or her spouse/domestic partner, to his or her estate.

First Amendment to the Second Amended and Restated OSI Systems, Inc. Deferred Compensation Plan

2.	Section 6.2(b) of the Plan is amended by deleting the second paragraph thereof and replacing it with the following:

Notwithstanding any Specified Date election of a Participant, if a Participant incurs a Separation from Service before distributions with respect to a Specified Date Account have commenced, or dies or becomes Disabled before distributions with respect to a Specified Date Account have been completed, such amounts shall be paid in accordance with the time and form of payment applicable to the Participant’s Separation from Service Benefit, Death Benefit or Disability Benefit (as applicable). With respect to Specified Date Account~~,~~ Balances that have commenced to be paid in installment payments prior to the date of a Separation form Service, such Specified Date accounts shall continue to be paid in accordance with the form of payment election applicable to the Specified Date Account.

3.	All other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this 2025 to the Plan to be executed by its duly authorized representative on this June 19, 2026.

OSI SYSTEMS, INC.

By:	/s/ Alan Edrick
Name:	Alan Edrick
Title:	Executive Vice President and Chief Financial Officer